EURAMAX HOLDINGS, INC.
THIRD QUARTER 2013 FINANCIAL RESULTS

Norcross, Georgia, November 8, 2013 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the third quarter of 2013. Net sales, operating income, and adjusted EBITDA for the third quarter of 2013 were $227.8 million, $8.7 million, and $20.0 million, respectively. Net sales, operating income, and adjusted EBITDA for the first nine months of 2013 were $630.2 million, $11.1 million, and $46.1 million, respectively.

President and CEO Mitchell B. Lewis commented, “Our operating performance for the third quarter of 2013 represents consecutive quarters of marked improvements in net sales, operating income and adjusted EBITDA over prior year comparable periods. Operating results in our U.S. segments benefited from improved weather conditions compared to the severe drought experienced in 2012 and from continued improvements in the North America repair and remodel sector. We also experienced modest improvements in our U.S. Commercial segment due to increases in architectural projects and higher demand from OEM's in the transportation market. Demand in our European segments continues to be impacted by end market challenges in Europe. However, successful business development initiatives in emerging markets and operational initiatives to streamline operations have partially offset the impact of lower end market demand."

Third Quarter 2013 Financial Summary

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Net sales increased $8.6 million, or 3.9%, to $227.8 million in the third quarter of 2013 compared to $219.2 million in the third quarter of 2012. Net sales in the U.S. Residential Products Segment increased due to higher demand for products in both the home center and distributor markets. Sales of these products benefited from more favorable weather conditions in the third quarter compared to the severe drought conditions experienced in the prior year quarter. Higher demand from contractors for our vinyl window and patio offerings continued in the third quarter of 2013 driven by broader improvements in the residential repair and remodel sector. Increases in net sales were offset by lower demand in the Euorpean Roll Coated Aluminum segment for specialty coated coil and panels used in architectural and industrial projects in Western Europe. Demand in these markets has been negatively impacted by continuing economic uncertainty and reduced consumer confidence. These net sales declines in Europe were partially offset by ongoing business development initiatives in emerging markets. The strengthening of the euro and British pound sterling against the U.S. dollar resulted in an approximate $1.9 million increase in net sales during the quarter.

•
Income from operations increased $2.1 million to $8.7 million in the third quarter of 2013 compared to $6.6 million for the third quarter of 2012. Income from operations increased primarily as a result of higher demand in the U.S. Residential and Commercial Products segments, partially offset by lower net sales volumes in our European Roll Coated Aluminum segment. Income from operations in the third quarter of 2013 was also negatively impacted by non-recurring other operating charges totaling $1.5 million, compared to $0.8 million recorded in the third quarter of 2012. Other operating charges in the third quarter of 2013 were primarily related to restructuring initiatives in our European operating segments.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $20.0 million in the third quarter of 2013 compared to $17.0 million in the third quarter of 2012, an increase of $3.0 million, or 17.6%.

Conference Call
The Company will host an investor conference call regarding its third quarter 2013 financial results at 2:00 p.m. Eastern Time on Tuesday, November 12, 2013. The call can be accessed through the following dial-in numbers: US/Canada: 866-952-1906; International: 785-424-1825: Conference ID: Euramax. A replay of the conference call will be available through Tuesday, December 10, 2013. The replay may be accessed using the following dial-in information: US: 800-374-1375; International: 402-220-0682.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net income (loss) is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 27, 2013	December 31, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9,460	$10,024
Accounts receivable, less allowances of $2,597 and $2,751, respectively	101,317	73,876
Inventories, net	106,933	89,294
Income taxes receivable	747	1,527
Deferred income taxes	909	907
Other current assets	6,197	4,789
Total current assets	225,563	180,417
Property, plant and equipment, net	131,261	141,208
Goodwill	201,952	199,375
Customer relationships, net	44,242	54,589
Other intangible assets, net	7,223	7,475
Deferred income taxes	98	68
Other assets	9,304	11,290
Total assets	$619,643	$594,422
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$70,366	$55,883
Accrued expenses and other current liabilities	30,116	30,667
Accrued interest payable	21,714	9,017
Current portion of long-term debt	1,836	—
Deferred income taxes	868	847
Total current liabilities	124,900	96,414
Long-term debt	536,525	516,674
Deferred income taxes	19,466	20,419
Other liabilities	36,096	46,907
Total liabilities	716,987	680,414
Shareholders’ deficit:
Common stock	195	189
Additional paid-in capital	724,109	721,869
Accumulated loss	(832,268)	(818,855)
Accumulated other comprehensive income	10,620	10,805
Total shareholders’ deficit	(97,344)	(85,992)
Total liabilities and shareholders’ deficit	$619,643	$594,422

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net sales	$227,835	$219,173	$630,241	$641,648
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	188,792	182,557	528,423	534,257
Selling and general (excluding depreciation and amortization)	20,387	20,503	59,767	64,423
Depreciation and amortization	8,514	8,624	25,557	25,938
Other operating charges	1,455	840	5,355	2,602
Multiemployer pension withdrawal expense	—	39	—	39
Income from operations	8,687	6,610	11,139	14,389
Interest expense	(13,805)	(13,394)	(41,257)	(40,791)
Other income, net	8,295	3,494	4,061	675
Income (loss) before income taxes	3,177	(3,290)	(26,057)	(25,727)
Benefit from income taxes	(13,082)	(2,115)	(12,644)	(840)
Net income (loss)	$16,259	$(1,175)	$(13,413)	$(24,887)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 27, 2013	September 28, 2012
Net cash used in operating activities	$(16,736)	$(4,625)
Cash flows from investing activities:
Proceeds from sales of assets	2,288	1,289
Capital expenditures	(7,355)	(4,586)
Purchase of a business, net of cash acquired	—	(6,446)
Net cash used in investing activities	(5,067)	(9,743)
Cash flows from financing activities:
Net borrowings on ABL Credit Facility	19,514	7,113
Net borrowings on Dutch Revolving Credit Facility	1,836	—
Debt issuance costs	(175)	(59)
Changes in cash overdrafts	—	3,467
Net cash provided by financing activities	21,175	10,521
Effect of exchange rate changes on cash	64	(690)
Net decrease in cash and cash equivalents	(564)	(4,537)
Cash and cash equivalents at beginning of period	10,024	14,327
Cash and cash equivalents at end of period	$9,460	$9,790

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Nine months ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net income (loss)	$16,259	$(1,175)	$(13,413)	$(24,887)

Add:
Interest expense	13,805	13,394	41,257	40,791
Depreciation and amortization (a)	8,514	8,791	25,557	26,434
Benefit from income taxes	(13,082)	(2,115)	(12,644)	(840)

Adjustments:
Other income, net (b)	(8,295)	(3,494)	(4,061)	(675)
Plant closure, severance, relocation and one-time compensation costs	1,789	426	4,749	1,630
Stock compensation expense	683	754	2,245	2,281
Long term incentive plan	315	—	802	1,113
Non-recurring consulting, legal and professional fees	3	187	46	745
Loss on asset held for sale (c)	—	—	1,594	—
Multiemployer pension withdrawal expense	—	39	—	39
Acquisition-related costs	—	227	—	227
Adjusted EBITDA	$19,991	$17,034	$46,132	$46,858

(a)
Depreciation and amortization for 2012 included amortization attributable to royalty payments under a minimum purchase agreement entered into in connection with our acquisition of a product line in 2005, which was being recognized in net sales. The royalty agreement was fully amortized as of September 28, 2012.

(b)
Other income, net for the three months ended September 27, 2013 is primarily comprised of translation gains on intercompany obligations of approximately $8.9 million, offset by losses of $0.3 million on forward foreign currency contracts. Other income, net for the three months ended September 28, 2012 included translation gains on intercompany obligations of approximately $3.8 million, which were partially offset by losses of $0.2 million on forward foreign currency contracts.

Other income, net for the nine months ended September 27, 2013 is primarily comprised of translation gains of approximately $4.1 million. Additionally, net gains of $0.2 million as a result of various legal settlements were offset by losses on forward foreign currency contracts of $0.2 million. Other income, net for the nine months ended September 28, 2012 consisted primarily of a $0.5 million gain on the sale of assets related to the exit of our RV door product line and $0.3 million of translation gains on intercompany obligations offset by a $0.1 million loss on forward foreign currency contracts.

(C)
Loss on assets held for sale for the nine months ended September 27, 2013 includes the sale of land and buildings as part of restructuring activities in the European Engineered Products segment related to the consolidation and relocation of multiple plant facilities into one location.